SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                               Rigel Energy Corp.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    76655L101
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X| Rule 13d-1(b)
     |_| Rule 13d-1(c)
     |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 76655L101                   13G                     Page 2 of 12 Pages

________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Bank Investment Management Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|
________________________________________________________________________________
3.       SEC USE ONLY


________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)
________________________________________________________________________________
                  5.      SOLE VOTING POWER

                  ______________________________________________________________
NUMBER OF         6.      SHARED VOTING POWER
SHARES                       4,706,800
BENEFICIALLY      ______________________________________________________________
OWNED BY          7.      SOLE DISPOSITIVE POWER
EACH
REPORTING         ______________________________________________________________
PERSON WITH       8.      SHARED DISPOSITIVE POWER
                             4,706,800

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         4,706,800
________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                             |-|
________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.36%
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*

         Foreign Investment Adviser which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
________________________________________________________________________________


               * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 76655L101                   13G                     Page 3 of 12 Pages

________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Capital Management Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
________________________________________________________________________________
3.       SEC USE ONLY


________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)
________________________________________________________________________________
                  5.      SOLE VOTING POWER

                  ______________________________________________________________
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    4,863,690
BENEFICIALLY      ______________________________________________________________
OWNED BY          7.      SOLE DISPOSITIVE POWER
EACH
REPORTING         ______________________________________________________________
PERSON WITH       8.      SHARED DISPOSITIVE POWER
                          4,863,690

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         4,863,690
________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.64%
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*

         Foreign Investment Adviser which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 76655L101                   13G                     Page 4 of 12 Pages

________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|

________________________________________________________________________________
3.       SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.      SOLE VOTING POWER
NUMBER OF         ______________________________________________________________
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              9,577,175
OWNED BY EACH     ______________________________________________________________
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH       ______________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          9,577,175

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,577,175

________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         17.01%

________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC
         no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
________________________________________________________________________________

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 76655L101                   13G                     Page 5 of 12 Pages

________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         The Royal Trust Company
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
________________________________________________________________________________
3.       SEC USE ONLY
________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)
________________________________________________________________________________
                  5.      SOLE VOTING POWER
NUMBER OF         ______________________________________________________________
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              6,178,777
OWNED BY EACH     ______________________________________________________________
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH       ______________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          6,178,777

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,178,777

________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.97%

________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Trust Company which received SEC no-action relief to file on
         Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 76655L101                   13G                     Page 5 of 12 Pages


________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Mutual Funds Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|

________________________________________________________________________________
3.       SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.      SOLE VOTING POWER
NUMBER OF         ______________________________________________________________
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              4,550,300
OWNED BY EACH     ______________________________________________________________
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH       ______________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          4,550,300

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,550,300

________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                                               |-|
________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.08%

________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Investment Adviser and Mutual Funds Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
________________________________________________________________________________

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
           Rigel Energy Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

           Rigel Energy Corporation
           255 5th Avenue S.W.
           Calgary, Alberta
           Canada, T2P 2G6
           (403) 267-3000


Item 2(a). Name of Person Filing:
           1. Royal Bank Investment Management ("RBIM")
           2. RT Capital Management Inc. ("RTCM")
           3. RT Investment Management Holdings Inc. ("RTIM")
           4. The Royal Trust Company ("RT")
           5. Royal Mutual Funds Inc. ("RMFI")

Item 2(b). Address of Principal Business Office or, if None, Residence:

           1.  Royal Bank Investment Management Inc.
               Royal Trust Tower, P.O. Box 121
               77 King Street West, Suite 3800
               Toronto, Ontario  M5K 1H1

           2.  RT Capital Management Inc.
               Royal Trust Tower,
               77 King Street West, Suite 3700
               Toronto, Ontario  M5K 1H1

           3.  RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8

           4.  The Royal Trust Company
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West, 6th Floor
               Toronto, Ontario  M5W 1P9

           5.  Royal Mutual Funds Inc.
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West
               Toronto Ontario  M5W 1P9


Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Common

Item 2(e). CUSIP Number:
           76655L101

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     1. Royal Bank Investment Management Inc. is a foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.


     2. RT Capital Management Inc. is a foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     3. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".

     4. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to filed on Schedule 13G as a "Qualified Institutional Investor".

     5. Royal Mutual Funds Inc. is a Foreign Investment Adviser and Mutual Funds Dealer that has received SEC no-action relief to file on
          Schedule 13G as a Qualified Institutional Investor.



Item 4. Ownership.

          (a) Amount beneficially owned:

             1.  RBIM - 4,706,800

             2.  RTCM -  4,863,690

             3.  RTIM - 9,577,175

             4.  RT - 6,178,777

             5.  RMFI - 4,550,300


          (b) Percent of class:

             1.  RBIM - 8.36%

             2.  RTCM - 8.64%

             3.  RTIM - 17.07%

             4.  RT - 10.97%

             5.  RMFI - 8.08%


         (c) Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote


           (ii) Shared power to vote or to direct the vote

                1.  RBIM - 4,706,800
                2.  RTCM - 4,863,690
                3.  RTIM - 9,577,175
                4.  RT - 6,178,777
                5.  RMFI - 4,550,300

           (iii) Sole power to dispose or to direct the disposition of

           (iv)  Shared power to dispose or to direct the disposition of 1.
                1.  RBIM - 4,706,800
                2.  RTCM - 4,863,690
                3.  RTIM - 9,577,175
                4.  RT - 6,178,777
                5.  RMFI - 4,550,300



Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     1. Royal Bank Investment Management Inc. Accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

     2. RT Capital Management Inc. Accounts managed on a discretionary basis by RT Capital Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

     3. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisers.

     4. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal/

     5. Royal Mutual Funds Inc. is a wholly-owned subsidiary of Royal Bank of Canada, is the manager of accounts and has delegated its investment management duties to Royal Bank Investment Management Inc. ("RBIM"). RBIM is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of securities in such accounts. No such account holds more than 5% of the class.


Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company.

      Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

      N/A

Item 9. Notice of Dissolution of Group.

      N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 15, 1999
                                    ---------------------------------
                                                  (Date)


                                        /s/ Jennifer Lederman
                                    ---------------------------------
                                           (Signature)


                                    Jennifer Lederman/Senior
                                    Vice-President, Compliance,
                                    Royal Bank Investment Management Inc.
                                    ---------------------------------
                                           (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 15, 1999
                                     ---------------------------------
                                                  (Date)


                                        /s/ Jennifer Lederman
                                     ---------------------------------
                                             (Signature)


                                    Jennifer Lederman/
                                    RT Capital Management Inc.
                                    Senior Vice-President, Compliance
                                     ---------------------------------
                                             (Name/Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 15, 1999
                                    ---------------------------------
                                                  (Date)


                                        /s/ Jennifer Lederman
                                    ---------------------------------
                                               (Signature)


                                    Jennifer Lederman/Senior
                                    Senior Vice-President, Compliance,
                                    RT Investment Management Holdings
                                    Inc.
                                    ---------------------------------
                                           (Name/Title)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 15, 1999
                                    ---------------------------------
                                                 (Date)


                                        /s/ Jennifer Lederman
                                    ---------------------------------
                                           (Signature)


                                    Jennifer Lederman/Senior
                                    Authorized Signing Officer,
                                    The Royal Trust Company
                                    ---------------------------------
                                           (Name/Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 15, 1999
                                    ---------------------------------
                                                 (Date)


                                        /s/ Simon Lewis
                                    ---------------------------------
                                           (Signature)


                                    Simon Lewis
                                    President,
                                    Royal Mutual Funds Inc.
                                    ---------------------------------
                                           (Name/Title)